CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 25, 2017, relating to the financial statements and financial highlights of Oppenheimer SteelPath MLP Funds Trust comprising Oppenheimer SteelPath MLP Select 40 Fund, Oppenheimer SteelPath MLP Alpha Fund, Oppenheimer SteelPath MLP Income Fund, and Oppenheimer SteelPath MLP Alpha Plus Fund for the year ended November 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Additional Information About the Fund” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

March 27, 2017